EXHIBIT 21
SUBSIDIARIES

Name	Jurisdiction
Big Lots F&S, LLC	OH
Big Lots Stores, LLC	OH
Closeout Distribution, LLC	PA
Consolidated Property Holdings, LLC	NV
CSC Distribution, LLC	AL
Big Lots Stores - CSR, LLC	OH
Durant DC, LLC	OH
Great Basin, LLC	DE
Big Lots Stores - PNS, LLC	CA
Big Lots eCommerce LLC	OH
AVDC, LLC	OH
Big Lots Management, LLC	OH
Broyhill, LLC	OH
GAFDC LLC	OH
PAFDC LLC	OH
WAFDC, LLC	OH
INFDC, LLC	OH
BLBO Tenant, LLC	OH